Coya Therapeutics Reports Second Quarter 2026 Financial Results and Provides a Corporate Update

HOUSTON, TX., August 11, 2026 (BUSINESS WIRE)-- Coya Therapeutics, Inc. (NASDAQ: COYA) (“Coya” or the “Company”), a clinical-stage biotechnology company developing biologics intended to enhance T-cell (Treg) function in patients with neurodegenerative disorders, announces its financial results for the quarter ended June 30, 2026 and provides a corporate update.

“During the second quarter, we made notable progress advancing our lead program, COYA 302,” said Arun Swaminathan, Ph.D., Chief Executive Officer of Coya. “Enrollment in the ALSTARS Phase 2 ALS trial is proceeding as planned, and we remain on track to complete enrollment this year and report topline data in the first quarter of 2027. At the same time, we plan to initiate a Phase 2 study of COYA 302 in frontotemporal dementia (FTD) in the coming months. Together, these programs reflect our differentiated strategy of applying Treg biology to address the shared mechanisms of these neurodegenerative conditions.”

Recent Corporate Highlights

•
Announced that the first cohort of patients has progressed into the 24-week blinded active treatment extension phase in the ALSTARS Phase 2 Trial.
•
Received FDA Fast Track Designation for COYA 302 for the treatment of ALS. Fast Track Designation is intended to facilitate the development and expedite the review of drugs that treat serious conditions and address unmet medical needs.
•
Appointed Mark H. Pavao as Independent Director.
•
Announced a publication in the journal Annals of Clinical and Translational Neurology demonstrating the correlation between longitudinal biomarker data and clinical outcomes supporting the mechanistic rationale for COYA 302 in patients with ALS.
•
Delivered scientific presentations on the ALSTARS Phase 2 clinical trial design at the 5th Annual ALS Drug Development Summit and ENCALS (European Network to Cure ALS) Meeting 2026.
•
Hosted a virtual webinar titled, ‘Beyond the Hit: How Repetitive Head Trauma, Inflammation, and Neurodegenerative Disease Intersect’, which explored the relationship between repetitive head trauma, brain inflammation and neurodegenerative diseases with leading experts in the field.

Upcoming Expected Milestones 2026:

•
2H 2026: Complete enrollment in the ALSTARS Phase 2 trial.
•
2H 2026: Initiate a Phase 2 study evaluating COYA 302 for the treatment of FTD.
•
2H 2026: Announce biomarker data from the completed investigator-initiated study in patients with FTD
•
2H 2026: Report additional single-cell proteomics data from the completed ALS and AD investigator-initiated trials.
•
2H 2026: Publish in vivo data on COYA 303 in an inflammatory animal model of peripheral and CNS inflammation.

“The progress we have made in the ALSTARS trial continues to reinforce our confidence in COYA 302 as we advance this program for people living with ALS,” said Fred Grossman, DO, FAPA, President and Chief Medical Officer of Coya. “The blinded extension phase of the ALSTARS trial is now well underway. We are grateful to the patients, families, and investigators whose partnership makes this work possible.”

Financial Results

As of June 30, 2026, Coya had cash and cash equivalents of $43.2 million, sufficient to fund operations, as currently planned, past the Phase 2 ALSTARS topline data readout and into the second half of 2027.

Collaboration revenue was $0.2 million for each of the three months ended June 30, 2026 and 2025, and related to the Company’s R&D services performance obligation under the Development and License Agreement with DRL.

Research and development expenses increased by $1.3 million from $3.7 million for the three months ended June 30, 2025 to $5.0 million for the three months ended June 30, 2026. The increase was primarily due to a $1.1 million increase in preclinical and clinical product candidate costs, reflecting primarily the advancement of the COYA 302 ALS Phase 2 clinical trial. The increase was further driven by a $0.4 million increase in internal research and development expenses, partially offset by a $0.2 million decrease in sponsored research expense.

General and administrative expenses decreased by $0.6 million from $2.9 million for the three months ended June 30, 2025 compared to $2.3 million for the three months ended June 30, 2026. The decrease was primarily due to a $0.4 million decrease in professional services and a $0.2 million decrease in employee compensation, including lower stock-based compensation.

Net loss was $6.6 million for the three months ended June 30, 2026, compared to net loss of $6.1 million for the three months ended June 30, 2025.

About Coya Therapeutics, Inc.

Headquartered in Houston, TX, Coya Therapeutics, Inc. (Nasdaq: COYA) is a clinical-stage biotechnology company developing proprietary treatments focused on the biology and potential therapeutic advantages of regulatory T cells (“Tregs”) to target systemic inflammation and neuroinflammation. Dysfunctional Tregs underlie numerous conditions, including neurodegenerative, metabolic, and autoimmune diseases. This cellular dysfunction may lead to sustained inflammation and oxidative stress resulting in lack of homeostasis of the immune system.

Coya’s investigational product candidate pipeline leverages multiple therapeutic modalities aimed at restoring the anti-inflammatory and immunomodulatory functions of Tregs. Coya’s therapeutic platforms include Treg-enhancing biologics, Treg-derived exosomes, and autologous Treg cell therapy.

For more information about Coya, please visit www.coyatherapeutics.com

About COYA 302

COYA 302 is an investigational and proprietary biologic combination therapy with a dual immunomodulatory mechanism of action intended to enhance the anti-inflammatory function of regulatory T cells (Tregs) and suppress the inflammation produced by activated monocytes and macrophages. COYA 302 comprises proprietary low dose interleukin-2 (LD IL-2) and CTLA-4 Ig and is being developed for subcutaneous administration for the treatment of patients with ALS, FTD and other neurodegenerative diseases. These mechanisms may have additive or synergistic effects.

Coya is currently conducting the ALSTARS Trial, a Phase 2, randomized, multi-center, double-blind, placebo-controlled study to evaluate the efficacy and safety of COYA 302 for the treatment of ALS (Identifier: NCT07161999).

COYA 302 is an investigational product not yet approved by the FDA or any other regulatory agency.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not statements of historical fact are forward-looking statements. Such forward-looking statements include, without limitation, statements regarding: expectations of Coya

Therapeutics, Inc. (the “Company”) regarding the potential benefits, effectiveness and safety of its product candidates; the significance and potential benefits associated with the FDA’s Fast Track designation for COYA 302; the Company’s ability to advance its product candidates through the preclinical and clinical development processes; the Company’s expectations regarding, quality, timing and availability of data from the Company’s clinical trials; the timing of announcements, updates and results of the Company’s clinical trials and related data; the Company’s future results of operations and financial position, including cash runway; and the potential therapeutic benefits and economic value of the Company’s product candidates. These forward-looking statements are based on the beliefs of the management of the Company as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events and are subject to known and unknown risks and uncertainties. In light of these risks and uncertainties, the events or circumstances referred to in the forward-looking statements may not occur. These and other factors that may cause the Company’s actual results to differ from current expectations are discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this press release is given. Except as required by law, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact
David Snyder, CFO
david@coyatherapeutics.com

Media Contacts
Russo Partners
David Schull
David.Schull@russopartnersllc.com
858-717-2310

Rachelle Babb
rachelle.babb@russopartnersllc.com
929-325-7559

Source: Coya Therapeutics, Inc.

COYA THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

	(unaudited)
	June 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$43,181,002	$46,822,786
Prepaids and other current assets	3,876,735	3,116,232
Total current assets	47,057,737	49,939,018
Fixed assets, net	5,614	11,227
Other assets	244,727	-
Total assets	$47,308,078	$49,950,245

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,085,519	$1,061,122
Accrued expenses	1,193,460	3,612,913
Deferred collaboration revenue	1,233,452	1,197,856
Total current liabilities	3,512,431	5,871,891
Deferred collaboration revenue	519,636	1,050,124
Total liabilities	4,032,067	6,922,015

Stockholders' equity:
Series A convertible preferred stock, $0.0001 par value: 10,000,000 shares authorized, none issued or outstanding as of June 30, 2026 or December 31, 2025	-	-
Common stock, $0.0001 par value; 200,000,000 shares authorized; 23,457,849 and 20,934,456 shares issued and outstanding as of June 30, 2026 or December 31, 2025, respectively	2,346	2,094
Additional paid-in capital	119,082,192	104,989,413
Accumulated deficit	(75,808,527)	(61,963,277)
Total stockholders' equity	43,276,011	43,028,230
Total liabilities and stockholders' equity	$47,308,078	$49,950,245

COYA THERAPEUTICS, INC.

CONDENSED UNAUDITED INTERIM STATEMENTS OF OPERATIONS

	Three Months Ended June 30,
	2026	2025
Collaboration revenue	$243,745	$163,616
Operating expenses:
Research and development	5,030,667	3,663,103
In-process research and development	1,656	-
General and administrative	2,255,603	2,908,191
Depreciation	2,807	6,840
Total operating expenses	7,290,733	6,578,134
Loss from operations	(7,046,988)	(6,414,518)
Other income:
Other income	408,728	319,541
Pre-tax loss	(6,638,260)	(6,094,977)
Income tax expense	-	-
Net loss	$(6,638,260)	$(6,094,977)

Per share information:
Net loss per share of common stock, basic and diluted	$(0.28)	$(0.36)
Weighted-average shares of common stock outstanding, basic and diluted	23,457,227	16,724,998

COYA THERAPEUTICS, INC.

CONDENSED UNAUDITED INTERIM STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net loss	$(13,845,250)	$(13,401,734)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation	5,614	13,680
Stock-based compensation, including the issuance of restricted stock	3,139,427	2,115,795
Acquired in-process research and development assets	11,656	-
Changes in operating assets and liabilities:
Prepaids and other current assets	(640,062)	2,298,347
Other assets	(120,441)	-
Accounts payable	(96,044)	(656,784)
Accrued expenses	(1,544,454)	1,450,625
Deferred collaboration revenue	(494,892)	(421,500)
Net cash used in operating activities	(13,584,446)	(8,601,571)
Cash flows from investing activities:
Purchase of in-process research and development assets	(886,656)	-
Net cash used in investing activities	(886,656)	-
Cash flows from financing activities:
Proceeds from sale of common stock, net of offering costs	10,953,604	-
Payment of financing costs related to the ATM Offering Program	(124,286)	-
Proceeds from the exercise of stock options	-	19,137
Net cash provided by financing activities	10,829,318	19,137
Net decrease in cash and cash equivalents	(3,641,784)	(8,582,434)
Cash and cash equivalents as of beginning of the period	46,822,786	38,339,762
Cash and cash equivalents as of end of the period	$43,181,002	$29,757,328

Supplemental disclosures of non-cash investing and financing activities:
In-process research and development costs in accrued expenses	$250,000	$-
Financing costs related to the ATM Offering Program in accounts payable	$120,441	$-